Exhibit 31.1
Rule 13a-14(a)/15d-14(a) Certifications
(Principal Executive Officer)
CERTIFICATIONS
I, James Hagedorn, certify that:

1.	I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of The Scotts Miracle-Gro Company for the fiscal year ended September 30, 2012; and

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: November 21, 2012	By:	/s/ JAMES HAGEDORN
Printed Name: James Hagedorn
Title: Chief Executive Officer and Chairman of the Board